Exhibit 99.1

C&F FINANCIAL CORPORATION

Friday, January 28, 2011

Contact:	Tom Cherry, Executive Vice President & CFO
(804) 843-2360

C&F Financial Corporation

Announces Fourth Quarter Earnings

West Point, Va., January 28, 2011—C&F Financial Corporation (NASDAQ: CFFI), the one-bank holding company for C&F Bank, today reported net income of $2.38 million for the fourth quarter of 2010, compared with $610,000 for the fourth quarter of 2009. Net income available to common shareholders for the fourth quarter of 2010 was $2.09 million, or 67 cents per common share assuming dilution, compared with $319,000, or 10 cents per common share assuming dilution, for the fourth quarter of 2009. The corporation’s net income was $8.11 million for the year ended December 31, 2010, compared with $5.53 million for the year ended December 31, 2009. Net income available to common shareholders for 2010 was $6.96 million, or $2.24 per common share assuming dilution, compared with $4.40 million, or $1.44 per common share assuming dilution, for 2009.

For the fourth quarter of 2010, the corporation’s return on average common equity and return on average assets, on an annualized basis, were 11.33 percent and 0.92 percent, respectively, compared to 1.87 percent and 0.15 percent, respectively, for the fourth quarter of 2009. For the year ended December 31, 2010, the corporation’s return on average common equity was 9.74 percent and its return on average assets was 0.78 percent, compared to a 6.60 percent return on average common equity and a 0.50 percent return on average assets for the year ended December 31, 2009.

“The corporation’s fourth quarter and year to date earnings were primarily a result of the continued strong earnings in our consumer finance segment,” said Larry Dillon, president and chief executive officer of C&F Financial Corporation.

C&F FINANCIAL CORPORATION

Friday, January 28, 2011

Contact:	Tom Cherry, Executive Vice President & CFO
(804) 843-2360

“The consumer finance segment continues to perform extremely well as sustained loan growth coupled with lower net charge-offs and the current low interest rate environment have positively affected this business during 2010. Long-standing productive dealer relationships, along with new relationships established in current and new markets, and a higher volume of auto sales in the markets we serve have resulted in increased loan production. Our underwriting policies, collection efforts and higher values received when repossessed vehicles are sold have all contributed to an annualized net charge-off ratio that has declined over the past two years. In addition, the sustained low interest rate environment has resulted in lower funding costs on the consumer finance segment’s variable-rate borrowings.”

“Our retail banking segment’s results have improved in the fourth quarter of 2010 compared to the fourth quarter of 2009,” added Dillon. “However, the retail banking segment continues to be negatively affected by expenses associated with asset quality issues, such as the provision for loan losses and costs associated with foreclosed properties. While both the provision for loan losses and costs associated with foreclosed properties declined in the fourth quarter of 2010 compared to the fourth quarter of 2009, they remain elevated compared to pre-recession levels.”

“The retail banking segment’s nonperforming assets continue to remain higher than historical levels, increasing from $17.2 million at December 31, 2009 to $18.1 million at December 31, 2010,” continued Dillon. “Our commercial and real estate development loan customers, in particular, continue to be negatively affected by the economic environment. As economic activity slowed and asset and real estate valuations plummeted these customers have been challenged to

C&F FINANCIAL CORPORATION

Friday, January 28, 2011

Contact:	Tom Cherry, Executive Vice President & CFO
(804) 843-2360

meet sales and development targets they previously established to service their loans. We have taken steps to mitigate the credit risks within our loan portfolio, which include obtaining additional collateral, requesting customers to pay down their loans, or foreclosing on loans to protect our collateral position. We will continue to monitor both identified problem assets and our overall loan portfolio and will make adjustments to our credit policies and reserves when we believe it is necessary.”

“Our mortgage banking segment recognized net income of $906,000 in the fourth quarter of 2010, compared to $684,000 in the fourth quarter of 2009. The increase in earnings for the fourth quarter of 2010 is primarily a result of decreased expenses associated with asset quality issues. As we have previously disclosed, the mortgage banking segment reached an agreement with one of its largest purchasers of loans that resolves all known and unknown indemnification obligations of loans sold to the purchaser prior to 2010. While this agreement does not eliminate indemnification charges completely, it has resulted in reduced provisions for indemnification losses in the second half of 2010.”

“Our diversified businesses have allowed us to remain profitable during this period of economic stress. We continue to make decisions and take actions that we believe are in the best long-term interest of our shareholders, customers and employees. In 2011, we expect continued strong performance in the consumer finance segment and improved results in both the retail banking and mortgage banking segments based upon the current economic outlook,” concluded Dillon.

C&F FINANCIAL CORPORATION

Friday, January 28, 2011

Contact:	Tom Cherry, Executive Vice President & CFO
(804) 843-2360

Retail Banking Segment. C&F Bank reported a net loss of $848,000 for the fourth quarter of 2010, compared to a net loss of $1.51 million for the fourth quarter of 2009. For the year ended December 31, 2010, C&F Bank reported a net loss of $1.49 million, compared to a net loss of $2.16 million for the year ended December 31, 2009. The Bank’s net interest income increased $125,000 quarter-over-quarter and $2.04 million over the comparable twelve month period as margins increased primarily as a result of lower rates paid on deposits and borrowings and the repricing of loans and establishment of interest rate floors on variable rate loans at renewal. The Bank’s provision for loan losses decreased $450,000 quarter-over-quarter while increasing $100,000 for the comparable annual period. Write-downs and expenses associated with foreclosed properties decreased $487,000 for the three months ended December 31, 2010, and increased $674,000 for the year ended December 31, 2010, compared to the same periods in 2009. Other items affecting quarterly and annual results include a gain on the sale of property in the fourth quarter of 2010, nonrecurring fees recognized in 2009 as a result of a vendor change and higher personnel costs in 2010 principally attributable to growth in the number of personnel to manage the complexity of routine compliance, regulatory and asset quality issues.

The Bank’s average loan portfolio decreased to $416.11 million for the fourth quarter of 2010 from $450.54 million for the fourth quarter of 2009 and decreased to $430.04 million for the year ended December 31, 2010 from $461.88 million for the comparable period in 2009. The decrease in average loans was primarily due to current economic conditions which have reduced loan demand and have increased loans charged-off and foreclosures.

C&F FINANCIAL CORPORATION

Friday, January 28, 2011

Contact:	Tom Cherry, Executive Vice President & CFO
(804) 843-2360

The Bank’s nonperforming assets were $18.06 million at December 31, 2010, compared to $17.17 million at December 31, 2009. Nonperforming assets at December 31, 2010 included $7.76 million in nonaccrual loans and $10.30 million in foreclosed properties. Troubled debt restructurings were $9.77 million at December 31, 2010 compared to $2.83 million at December 31, 2009. Nonaccrual loans primarily consist of five relationships totaling $6.65 million secured by residential properties and commercial loans secured by non-residential properties. Specific reserves of $1.60 million have been established for these loans. Management believes it has provided adequate loan loss reserves for nonaccrual loans based on the current estimated fair values of the collateral. Foreclosed properties at December 31, 2010 consist of both residential and non-residential properties. These properties have been written down to their estimated fair values less selling costs. The increase in troubled debt restructurings is primarily a result of restructuring a note with one large commercial developer.

Mortgage Banking Segment. For the quarter ended December 31, 2010, C&F Mortgage Corporation reported net income of $906,000 compared to $684,000 for the quarter ended December 31, 2009. Net income for the year ended December 31, 2010 was $782,000 compared to net income of $3.43 million for the year ended December 31, 2009.

Loan origination volumes increased in the fourth quarter of 2010, rising to $203.09 million compared to $196.16 million for the fourth quarter of 2009; however, originations declined to $748.26 million for the year ended December 31, 2010 from $1.06 billion for the year ended December 31, 2009. The changes in origination volumes are a result of fluctuations in mortgage rates, a

C&F FINANCIAL CORPORATION

Friday, January 28, 2011

Contact:	Tom Cherry, Executive Vice President & CFO
(804) 843-2360

continued overall weakness in the housing market due to the continued challenging economic conditions, the expiration of the homebuyer tax credits during the first half of 2010 and loan officer turnover. Loan originations result in gains on sales of loans typically 30 to 90 days after origination. Due to lower loan origination volumes prior to the fourth quarter of 2010, revenue from gains on sales of loans decreased in the fourth quarter by $323,000 to $5.27 million compared to the fourth quarter of 2009, and decreased by $6.41 million to $18.56 million for the year ended December 31, 2010 compared to the year ended December 31, 2009.

The provision for indemnification losses decreased in the fourth quarter of 2010 by $594,000 to $230,000 compared to the fourth quarter of 2009, while increasing $1.25 million for the year ended December 31, 2010 to $3.74 million compared to the year ended December 31, 2009. The change in the provision for indemnification losses for the three months and year ended December 31, 2010 was due to an agreement reached during the second quarter of 2010 with one of the largest purchasers of loans sold by the mortgage banking segment that resolves all known and unknown indemnification obligations for loans sold to the purchaser prior to 2010.

Other items impacting quarterly and year-to-date earnings include a $34,000 increase in the fourth quarter of 2010 and a $4.16 million decrease for the year ended December 31, 2010 in commission-based and profitability-based personnel costs compared to the same periods in 2009, and a $15,000 increase and a $529,000 decrease for the quarter and year ended December 31, 2010, respectively, in the provision for loan losses compared to the same periods in 2009.

C&F FINANCIAL CORPORATION

Friday, January 28, 2011

Contact:	Tom Cherry, Executive Vice President & CFO
(804) 843-2360

Consumer Finance Segment. Fourth quarter net income for C&F Finance Company was $2.50 million in 2010, compared to $1.59 million in 2009. Net income for the year ended December 31, 2010 was $9.40 million, compared to $4.79 million for the year ended December 31, 2009. These increases were a result of 17.3 percent and 15.0 percent increases in average loans for the three months and year ended December 31, 2010, respectively, decreased borrowing costs as a result of a reduction in the interest rate on C&F Finance Company’s variable-rate borrowings and a $525,000 and a $3.18 million decrease for the quarter and year ended December 31, 2010, respectively, in the provision for loan losses attributable to lower delinquencies and lower charge-offs. These items were partially offset by an increase in compensation costs of $243,000 for the fourth quarter of 2010 and an increase of $751,000 for the year ended December 31, 2010 which was a result of an increase in personnel to manage the growth in loans outstanding. The allowance for loan losses as a percentage of loans remained approximately the same, 7.90 percent at December 31, 2010 compared to 7.89 percent at December 31, 2009. Management believes that the current allowance for loan losses is adequate to absorb probable losses in the loan portfolio.

Capital and Dividends. The corporation’s capital and liquidity positions remain strong. Capital has grown throughout 2010 and continues to exceed current regulatory capital standards for being well-capitalized. The corporation continues its participation in the federal government’s Capital Purchase Program (“CPP”). Management and the Board of Directors continue to assess our participation in the CPP based upon the economy, regulatory environment and our capital levels.

C&F FINANCIAL CORPORATION

Friday, January 28, 2011

Contact:	Tom Cherry, Executive Vice President & CFO
(804) 843-2360

The corporation paid a quarterly cash dividend of 25 cents per common share each quarter during 2010. The Board of Directors of the corporation continues to review the dividend payout ratio, which was 37 percent and 44 percent of net income available to common shareholders during the fourth quarter and year ended December 31, 2010, respectively, in light of changes in economic conditions, capital levels and expected future levels of earnings.

About C&F Financial Corporation. C&F Financial Corporation’s common stock is listed for trading on The Nasdaq Stock Market under the symbol CFFI. The common stock closed at a price of $23.54 per share on January 27, 2011. At December 31, 2010, the book value of the corporation was $23.35 per common share. The corporation’s market makers include Davenport & Company LLC, FTN Financial Securities Corporation, McKinnon & Company, Inc. and Scott & Stringfellow, Inc.

C&F Bank operates 18 retail bank branches located throughout the Hampton to Richmond corridor in Virginia and offers full investment services through its subsidiary C&F Investment Services, Inc. C&F Mortgage Corporation provides mortgage, title and appraisal services through 23 offices located in Virginia, Maryland, North Carolina, Delaware, Pennsylvania and New Jersey. C&F Finance Company provides automobile loans in Virginia, Tennessee, Maryland, North Carolina, Georgia, Ohio, Kentucky, Indiana, Alabama and West Virginia through its offices in Richmond and Hampton, Virginia, in Nashville, Tennessee and in Towson, Maryland.

C&F FINANCIAL CORPORATION

Friday, January 28, 2011

Contact:	Tom Cherry, Executive Vice President & CFO
(804) 843-2360

Additional information regarding the corporation’s products and services, as well as access to its filings with the Securities and Exchange Commission, are available on the corporation’s web site at http://www.cffc.com.

Forward-Looking Statements. Statements in this press release which express “belief,” “intention,” “expectation,” and similar expressions, identify forward-looking statements. These forward-looking statements are based on the beliefs of the corporation’s management, as well as assumptions made by, and information currently available to, the corporation’s management. These statements are inherently uncertain, and there can be no assurance that the underlying assumptions will prove to be accurate. Actual results could differ materially from those anticipated by such statements. Forward-looking statements in this release include, without limitation, statements regarding expected future financial performance, asset quality and future actions to manage asset quality, adequacy of reserves for loan losses and indemnification losses, expected future indemnification obligations, the corporation’s continued participation in the Capital Purchase Program and the future economic and employment environment. Factors that could have a material adverse effect on the operations and future prospects of the corporation include, but are not limited to, changes in: (1) interest rates, (2) general business conditions, as well as conditions within the financial markets, (3) general economic conditions, including unemployment levels, (4) the legislative/regulatory climate, including the effect of restrictions imposed on us as a participant in the Capital Purchase Program, (5) monetary and fiscal policies of the U.S. Government, including policies of the Treasury and the Federal Reserve Board, (6) the quality or composition of the loan portfolios and the value of the collateral securing those loans, (7) the value of securities held in the corporation’s investment portfolios,

C&F FINANCIAL CORPORATION

Friday, January 28, 2011

Contact:	Tom Cherry, Executive Vice President & CFO
(804) 843-2360

(8) the level of net charge-offs on loans and the adequacy of our allowance for loan losses, (9) demand for loan products, (10) deposit flows, (11) the strength of the corporation’s counterparties, (12) competition from both banks and non-banks, (13) demand for financial services in the corporation’s market area, (14) technology, (15) reliance on third parties for key services, (16) the commercial and residential real estate markets, (17) demand in the secondary residential mortgage loan markets, (18) the corporation’s expansion and technology initiatives, (19) accounting principles, policies and guidelines, and (20) the level of indemnification losses with regard to mortgage loans sold by C&F Mortgage Corporation. Further, there can be no assurance that the actions taken by the U.S. Government will stabilize the U.S. financial system or alleviate the industry or economic factors that may adversely affect the corporation’s business and financial performance. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on such statements, which speak only as of date of this release.

C&F Financial Corporation

Selected Financial Information

(in thousands, except for share and per share data)

Balance Sheets			12/31/10	12/31/09
			(unaudited)
Interest-bearing deposits with other banks and federal funds sold			$2,530	$29,627
Investment securities - available for sale, at fair value			130,275	118,570
Loans held for sale, net			67,153	28,756
Loans, net:
Retail Banking segment			400,865	436,154
Mortgage Banking segment			2,568	2,362
Consumer Finance segment			203,311	174,488
Federal Home Loan Bank stock			3,887	3,887
Total assets			904,137	888,430
Deposits			625,134	606,630
Borrowings			164,140	170,832
Shareholders’ equity			92,777	88,876

	For The Quarter Ended		For The Twelve Months Ended
Statements of Income	12/31/10	12/31/09	12/31/10	12/31/09
	(unaudited)		(unaudited)
Interest income	$18,158	$16,784	$69,848	$64,971
Interest expense	3,208	3,559	13,235	15,459
Provision for loan losses:
Retail Banking segment	2,450	2,900	6,500	6,400
Mortgage Banking segment	15	—	34	563
Consumer Finance segment	2,275	2,800	8,425	11,600
Other operating income:
Gains on sales of loans	5,272	5,595	18,564	24,976
Other	3,528	3,335	11,136	11,713
Other operating expenses:
Salaries and employee benefits	9,415	8,450	34,889	35,118
Other	6,276	7,205	25,406	25,049
Income tax expense	941	190	2,949	1,945
Net income	2,378	610	8,110	5,526
Net income available to common shareholders	2,090	319	6,961	4,396
Earnings per common share - assuming dilution	0.67	0.10	2.24	1.44
Earnings per common share - basic	0.68	0.10	2.26	1.44

	For The Quarter Ended		For The Twelve Months Ended
Segment Information	12/31/10	12/31/09	12/31/10	12/31/09

	(unaudited)		(unaudited)
Net loss - Retail Banking	$(848)	$(1,509)	$(1,494)	$(2,164)
Net income - Mortgage Banking	906	684	782	3,430
Net income - Consumer Finance	2,504	1,591	9,402	4,794
Net loss - Other and Eliminations	(184)	(156)	(580)	(534)
Mortgage loan originations - Mortgage Banking	203,087	196,156	748,263	1,063,108
Mortgage loans sold - Mortgage Banking	213,349	216,163	709,866	1,071,394

	For The Quarter Ended		For The Twelve Months Ended
Average Balances	12/31/10	12/31/09	12/31/10	12/31/09
	(unaudited)		(unaudited)
Interest-bearing deposits in other banks and federal funds sold	$4,367	$12,306	$11,628	$3,936
Investment securities - available for sale, at amortized cost	127,209	116,269	122,170	110,529
Loans held for sale	67,994	35,328	46,295	50,733
Loans:
Retail Banking segment	416,109	450,544	430,036	461,880
Mortgage Banking segment	2,533	2,667	2,665	3,314
Consumer Finance segment	218,285	186,095	205,671	178,833
FHLB stock	3,887	3,887	3,887	3,906
Total earning assets	840,384	807,096	822,352	813,131

Time, checking and savings deposits	533,614	501,713	522,262	490,392
Borrowings	167,499	176,167	167,984	191,201
Total interest-bearing liabilities	701,113	677,880	690,246	681,593
Demand deposits	90,822	88,231	89,430	85,811
Shareholders' equity	93,797	88,136	91,437	86,191

Asset Quality			12/31/10	12/31/09
			(unaudited)
Retail and Mortgage Banking Segments
Nonaccrual loans - Retail Banking			$7,765	$4,812
Nonaccrual loans - Mortgage Banking			—	204
Real estate owned* - Retail Banking			10,295	12,360
Real estate owned* - Mortgage Banking			379	440

Total nonperforming assets			$18,439	$17,816
Accruing loans past due for 90 days or more			$1,030	$451
Troubled debt restructurings			$9,769	$2,827
Total loans - Retail and Mortgage Banking segments			$414,831	$447,592
Allowance for loan losses - Retail and Mortgage Banking segments			$11,398	$9,076
Nonperforming assets to loans and real estate owned			4.33%	3.87%
Allowance for loan losses to loans			2.75%	2.03%
Allowance for loan losses to nonaccrual loans			146.79%	180.94%
Net charge-offs to average loans			0.97%	1.09%

* Real estate owned is recorded at its estimated fair market value less cost to sell.

Consumer Finance Segment
Nonaccrual loans			$151	$387
Accruing loans past due for 90 days or more			$—	$—
Total loans			$220,753	$189,439
Allowance for loan losses			$17,442	$14,951
Nonaccrual consumer finance loans to total consumer finance loans			0.07%	0.20%
Allowance for loan losses to total consumer finance loans			7.90%	7.89%
Net charge-offs to average total consumer finance loans			2.89%	5.18%

	As Of and For The Quarter Ended		As Of and For The Twelve Months Ended
Other Data and Ratios	12/31/10	12/31/09	12/31/10	12/31/09
	(unaudited)		(unaudited)
Annualized return on average assets	0.92%	0.15%	0.78%	0.50%
Annualized return on average common equity	11.33%	1.87%	9.74%	6.60%
Dividends declared per common share	$0.25	$0.25	$1.00	$1.06
Weighted average common shares outstanding - assuming dilution	3,115,549	3,065,693	3,103,469	3,048,491
Weighted average common shares outstanding - basic	3,092,947	3,050,920	3,085,025	3,044,009
Market value per common share at period end	$22.31	$19.00	$22.31	$19.00
Book value per common share at period end	$23.35	$22.45	$23.35	$22.45
Price to book value ratio at period end	0.96	0.85	0.96	0.85
Price to earnings ratio at period end (ttm)	9.96	13.19	9.96	13.19